EXHIBIT 99.1
LGI Homes, Inc. Reports Third Quarter 2026 Results
THE WOODLANDS, Texas, November 3, 2026 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the third quarter and the nine months ended September 30, 2026.
“We delivered strong third quarter financial results, generating year-over-year growth in closings, revenue, and earnings while maintaining strong profitability, expanding our community count, and further strengthening our balance sheet,” said Eric Lipar, Chairman and Chief Executive Officer of LGI Homes.

“During the quarter, we delivered 1,222 homes, a 10.4% increase year-over-year, including 33 currently and previously leased homes. The 1,189 new homes we closed generated homebuilding revenues of $437.5 million, up 10.3%, and total revenues reached $444.5 million, up 10.2% from the prior year.

“Homebuilding gross margin of 20.2% and adjusted homebuilding gross margin of 23.7% were both above the midpoint of our previous guidance ranges and up 40 basis points sequentially. This reflects the continued benefits of our predominantly self-developed, on-balance-sheet land position and our disciplined approach to balancing affordability and profitability. Our teams also did an excellent job managing costs. SG&A expenses declined on an absolute-dollar basis, and SG&A as a percentage of total revenues improved 180 basis points year-over-year. As a result, net income increased to $24.6 million, or $1.05 per diluted share. We also continued to strengthen our balance sheet, reducing our net debt to capital ratio to 40.6%, a 420 basis point improvement year-over-year.

“Community growth remains an important element of our long-term strategy. We ended the quarter with 151 active communities, a 7.1% increase compared to the same time last year.

“Based on our year-to-date results and current market conditions, we are narrowing our full-year closings guidance and now expect to close between 4,600 and 4,800 homes in 2026. The revised outlook reflects slower sales activity in the quarter as affordability pressures continued to weigh on demand. We continue to see interest in homeownership and are leaning into our proven sales and marketing strategies to improve sales pace while maintaining our disciplined approach to balancing affordability and profitability. We are maintaining the remainder of our full-year 2026 guidance.”

Mr. Lipar concluded, “As we head into the final quarter of the year, our focus is on finishing 2026 strong. Affordability remains the key consideration for today’s buyers, and we have intentionally broadened our sales process to work with more prospective customers who may need additional time to qualify. With a growing community count, a strengthened balance sheet, and teams that continue to execute at a high level, we believe LGI Homes is well positioned to achieve our full-year objectives and carry that momentum into 2027.”
Third Quarter 2026 Results and Comparisons to Third Quarter 2025
•Homebuilding revenues of $437.5 million, an increase of 10.3%
•Total home closings of 1,222, including 33 currently and previously leased homes, an increase of 10.4%
•Home closings of 1,189, an increase of 11.6%
•Average sales price per home closed of $367,962, a decrease of 1.2%
•Homebuilding gross margin as a percentage of homebuilding revenues of 20.2%
•Adjusted homebuilding gross margin* as a percentage of homebuilding revenues of 23.7%
•Net income before income taxes of $33.3 million

•Net income of $24.6 million or $1.05 basic EPS and $1.05 diluted EPS
Nine Months Ended September 30, 2026 Results and Comparisons to Nine Months Ended September 30, 2025
•Homebuilding revenues of $1,258.8 million, an increase of 2.2%
•Total home closings of 3,578, including 143 currently and previously leased homes, an increase of 4.4%
•Home closings of 3,435, an increase of 1.5%
•Average sales price per home closed of $366,449, an increase of 0.7%
•Homebuilding gross margin as a percentage of homebuilding revenues of 19.7%
•Homebuilding gross margin excluding inventory impairment* as a percentage of homebuilding revenues of 20.1%
•Adjusted homebuilding gross margin* as a percentage of homebuilding revenues of 23.4%
•Net income before income taxes of $74.2 million
•Net income of $53.7 million or $2.31 basic EPS and $2.31 diluted EPS
•Adjusted net income* of $57.2 million, or $2.46 adjusted basic EPS* and $2.46 adjusted diluted EPS*
*Please see “Non-GAAP Measures” for a reconciliation of Homebuilding Gross Margin Excluding Inventory Impairment (a non-GAAP measure) and Adjusted Homebuilding Gross Margin (a non-GAAP measure) to Homebuilding Gross Margin, and Adjusted Net Income (a non-GAAP measure) to Net Income, the most directly comparable GAAP measures, and for calculations of adjusted basic EPS and adjusted diluted EPS.
Balance Sheet Highlights
•Total liquidity of $447.7 million at September 30, 2026, including cash and cash equivalents of $69.4 million and $378.3 million of availability under the Company’s revolving credit facility
•Net debt to capital ratio* of 40.6% at September 30, 2026
*Please see “Non-GAAP Measures” for a reconciliation of net debt to capital ratio (a non-GAAP measure) to debt to capital ratio, the most directly comparable GAAP measure.
Full Year 2026 Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release and the assumptions noted below, the Company is narrowing its home closings outlook for the full year 2026 and reiterating its other outlook items for the full year 2026. Currently, the Company expects for full year 2026:
•Home closings between 4,600 and 4,800
•Active selling communities at the end of 2026 between 150 and 160
•Average sales price per home closed between $360,000 and $370,000
•Homebuilding gross margin as a percentage of homebuilding revenues between 19.0% and 21.0%, adjusted for estimated capitalized interest and estimated purchase accounting of approximately 3.5%, which results in adjusted homebuilding gross margin (non-GAAP) as a percentage of homebuilding revenues between 22.5% and 24.5%
•SG&A as a percentage of total revenues between 15.0% and 16.0%
•Effective tax rate of approximately 26.5%
This outlook assumes that general economic conditions, including input costs, materials, product and labor availability, interest rates and mortgage availability, in the remainder of 2026 are similar to those experienced to date in 2026 and that construction costs, availability of land and land development costs for the remainder of 2026 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development and home construction are similar to those currently in place and does not take into account any additional changes to U.S. trade policies, including the imposition of tariffs and duties on homebuilding products.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, November 3, 2026 (the “Earnings Call”).
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at https://investor.lgihomes.com.
An archive of the Earnings Call webcast will be available for replay on the Company’s website for one year from the date of the Earnings Call.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. is a pioneer in the homebuilding industry, successfully applying an innovative and systematic approach to the design, construction and sale of homes across 36 markets in 21 states. LGI Homes has closed over 80,000 homes since its founding in 2003 and has delivered profitable financial results every year. Nationally recognized for its quality construction and exceptional customer service, LGI Homes was named to Newsweek’s list of the World’s Most Trustworthy Companies. LGI Homes’ commitment to excellence extends to its employees, earning the Company numerous workplace awards at the local, state, and national level, including the Top Workplaces USA 2026 Award. For more information about LGI Homes and its unique operating model focused on making the dream of homeownership a reality for families across the nation, please visit the Company’s website at www.lgihomes.com.

Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs, outlook and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning expected 2026 home closings, active selling communities, average sales price per home closed, homebuilding gross margin as a percentage of homebuilding revenues, adjusted homebuilding gross margin as a percentage of homebuilding revenues, SG&A as a percentage of total revenues and effective tax rate, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026, and September 30, 2026 (when it is filed with the SEC). The Company bases these forward-looking statements or outlook on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements, including the Company’s 2026 outlook, are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or outlook. Although the Company believes that these forward-looking statements and outlook are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and outlook. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$69,437	$61,247
Accounts receivable	29,013	32,467
Real estate inventory	3,487,271	3,555,602
Pre-acquisition costs and deposits	22,420	28,950
Property and equipment, net	189,811	107,145
Other assets	115,996	119,909
Deferred tax assets, net	10,483	9,904
Goodwill	12,018	12,018
Total assets	$3,936,449	$3,927,242
LIABILITIES AND EQUITY
Accounts payable	$67,381	$16,179
Accrued expenses and other liabilities	164,176	157,971
Notes payable, net	1,544,466	1,656,803
Total liabilities	1,776,023	1,830,953
COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 27,926,950 shares issued and 23,270,358 shares outstanding as of September 30, 2026 and 27,789,678 shares issued and 23,133,086 shares outstanding as of December 31, 2025	279	277
Additional paid-in capital	357,690	347,308
Retained earnings	2,212,039	2,158,339
Treasury stock, at cost, 4,656,592 shares as of September 30, 2026 and December 31, 2025	(409,582)	(409,635)
Total equity	2,160,426	2,096,289
Total liabilities and equity	$3,936,449	$3,927,242

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Homebuilding revenues	$437,507	$396,632	$1,258,754	$1,231,537
Land and other revenues	6,957	6,869	34,634	43,594
Total revenues	444,464	403,501	1,293,388	1,275,131
Cost of sales
Homebuilding costs	349,018	311,520	1,010,942	962,104
Land and other costs	6,262	4,712	30,437	37,441
Total cost of sales	355,280	316,232	1,041,379	999,545
Selling expenses	35,757	35,661	112,556	119,602
General and administrative	26,298	27,967	82,730	88,570
Other income, net	(6,180)	(3,060)	(17,496)	(7,051)
Net income before income taxes	33,309	26,701	74,219	74,465
Income tax provision	8,753	6,997	20,519	19,234
Net income	$24,556	$19,704	$53,700	$55,231
Earnings per share:
Basic	$1.05	$0.85	$2.31	$2.38
Diluted	$1.05	$0.85	$2.31	$2.37

Weighted average shares outstanding:
Basic	23,331,728	23,056,904	23,210,620	23,223,736
Diluted	23,466,066	23,149,005	23,281,055	23,289,280
Homebuilding Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count, Average Monthly Absorption Rate, and Ending Community Count by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended September 30, 2026					As of September 30, 2026
Reportable Segment	Homebuilding Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$103,495	342	$302,617	50.3	2.3	49
Southeast	109,238	335	326,084	30.0	3.7	30
Northwest	60,125	115	522,826	18.0	2.1	18
West	108,581	239	454,314	29.3	2.7	29
Florida	56,068	158	354,861	24.4	2.2	25
Total	$437,507	1,189	$367,962	152.0	2.6	151

	Three Months Ended September 30, 2025					As of September 30, 2025
Reportable Segment	Homebuilding Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$99,355	307	$323,632	45.0	2.3	45
Southeast	101,419	299	339,194	32.3	3.1	32
Northwest	49,408	109	453,284	14.7	2.5	14
West	91,699	203	451,719	25.7	2.6	25
Florida	54,751	147	372,456	24.3	2.0	25
Total	$396,632	1,065	$372,424	142.0	2.5	141

Homebuilding Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count, Average Monthly Absorption Rate, and Ending Community Count by Reportable Segment
(Revenues in thousands, unaudited)

	Nine Months Ended September 30, 2026					As of September 30, 2026
Reportable Segment	Homebuilding Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$320,432	1,057	$303,152	49.1	2.4	49
Southeast	289,706	877	330,338	29.8	3.3	30
Northwest	156,736	302	518,993	16.4	2.0	18
West	319,040	710	449,352	28.2	2.8	29
Florida	172,840	489	353,456	23.9	2.3	25
Total	$1,258,754	3,435	$366,449	147.4	2.6	151

	Nine Months Ended September 30, 2025					As of September 30, 2025
Reportable Segment	Homebuilding Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate	Community Count at End of Period
Central	$313,487	997	$314,430	47.8	2.3	45
Southeast	353,211	1,067	331,032	31.8	3.7	32
Northwest	137,132	274	500,482	15.8	1.9	14
West	258,994	592	437,490	25.3	2.6	25
Florida	168,713	454	371,615	24.6	2.1	25
Total	$1,231,537	3,384	$363,929	145.3	2.6	141

Owned and Controlled Lots
The table below shows (i) home closings by reportable segment for the nine months ended September 30, 2026 and (ii) the Company’s owned or controlled lots by reportable segment as of September 30, 2026.

	Nine Months Ended September 30, 2026	As of September 30, 2026
Reportable Segment	Home Closings	Owned (1)	Controlled	Total
Central	1,057	17,813	671	18,484
Southeast	877	12,602	2,119	14,721
Northwest	302	5,879	1,012	6,891
West	710	8,947	3,111	12,058
Florida	489	5,029	1,217	6,246
Total	3,435	50,270	8,130	58,400
(1)Of the 50,270 owned lots as of September 30, 2026, 34,119 were raw/under development lots and 16,151 were finished lots. Finished lots included 2,147 completed homes, including information centers, and 1,626 homes in progress.
Backlog Data
As of the dates set forth below, the Company’s net orders, cancellation rate and ending backlog homes and value were as follows (dollars in thousands, unaudited):

	Nine Months Ended September 30,
Backlog Data	2026 (4)	2025 (5)
Net orders (1)	2,869	4,098
Cancellation rate (2)	48.9%	28.1%
Ending backlog – homes (3)	685	1,305
Ending backlog – value (3)	$273,711	$498,713
(1)Net orders are new (gross) orders for the purchase of homes during the period, less cancellations of existing purchase contracts during the period.
(2)Cancellation rate for a period is the total number of purchase contracts cancelled during the period divided by the total new (gross) orders for the purchase of homes during the period.
(3)Ending backlog consists of retail homes at the end of the period that are under a purchase contract that has been signed by homebuyers who have met preliminary financing criteria but have not yet closed and wholesale contracts with varying terms. Ending backlog is valued at the contract amount.
(4)As of September 30, 2026, the Company had 85 units related to bulk sales agreements associated with its wholesale business.
(5)As of September 30, 2025, the Company had 60 units related to bulk sales agreements associated with its wholesale business.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided information in this press release relating to adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, homebuilding gross margin excluding inventory impairment, adjusted homebuilding gross margin, and net debt to capital ratio.

Adjusted Net Income, Adjusted Basic Earnings per Share, and Adjusted Diluted Earnings per Share

Adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. The Company defines adjusted net income as net income less inventory impairment charges. The Company defines adjusted basic earnings per share as adjusted net income divided by weighted average basic shares outstanding. The Company defines adjusted diluted earnings per share as adjusted net income divided by weighted average diluted shares outstanding. Management believes that the presentation of adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share provides useful information to investors because such measures isolate the impact that inventory impairment charges have on net income and earnings per share. However, because adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share exclude the inventory impairment charge, which has real economic effects and could impact the Company’s results, the utility of adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share as measures of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share in the same manner that the Company does. Accordingly, adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share should be considered only as supplements to net income, basic earnings per share, and diluted earnings per share, respectively, as measures of the Company’s performance.

The following table reconciles adjusted net income to net income, which is the GAAP financial measure that management believes to be most directly comparable, and adjusted basic earnings per share and adjusted diluted earnings per share are calculated by dividing adjusted net income by basic or diluted weighted average shares outstanding, respectively (dollars in thousands, except earnings per share, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$24,556	$19,704	$53,700	$55,231
Basic weighted average number of shares outstanding	23,331,728	23,056,904	23,210,620	23,223,736
Basic earnings per share	$1.05	$0.85	$2.31	$2.38
Diluted weighted average number of shares outstanding	23,466,066	23,149,005	23,281,055	23,289,280
Diluted earnings per share	$1.05	$0.85	$2.31	$2.37

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$24,556	$19,704	$53,700	$55,231
Inventory impairment	—	—	4,681	—
Tax impact due to above reconciling item	—	—	(1,225)	—
Adjusted net income	$24,556	$19,704	$57,156	$55,231

Basic weighted average number of shares outstanding	23,331,728	23,056,904	23,210,620	23,223,736
Adjusted basic earnings per share	$1.05	$0.85	$2.46	$2.38
Diluted weighted average number of shares outstanding	23,466,066	23,149,005	23,281,055	23,289,280
Adjusted diluted earnings per share	$1.05	$0.85	$2.46	$2.37
Homebuilding Gross Margin Excluding Inventory Impairment and Adjusted Homebuilding Gross Margin
Homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. The Company defines homebuilding gross margin excluding inventory impairment as homebuilding gross margin less inventory impairment charges. The Company defines adjusted homebuilding gross margin as homebuilding gross margin excluding inventory impairment, less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin are useful because they isolate the impact that capitalized interest, purchase accounting adjustments, and inventory impairment (as applicable) have on homebuilding gross margin. However, because homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin exclude capitalized interest, purchase accounting adjustments, and inventory impairment (as applicable), which have real economic effects and could impact the Company’s results, the utility of homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin as measures of the Company’s operating performance may be limited. In addition, other companies may not calculate homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin in the same manner that the Company does. Accordingly, homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin should be considered only as supplements to homebuilding gross margin as a measure of the Company’s performance.
The following table reconciles homebuilding gross margin excluding inventory impairment and adjusted homebuilding gross margin to homebuilding gross margin (homebuilding revenues less homebuilding costs), which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Homebuilding revenues	$437,507	$396,632	$1,258,754	$1,231,537
Homebuilding costs	349,018	311,520	1,010,942	962,104
Homebuilding gross margin	$88,489	$85,112	$247,812	$269,433
Inventory impairment	—	—	4,681	—
Homebuilding gross margin excluding inventory impairment	$88,489	$85,112	$252,493	$269,433
Capitalized interest amortized to cost of sales	14,723	11,004	41,171	31,107
Purchase accounting adjustments (1)	449	999	1,382	2,850
Adjusted homebuilding gross margin	$103,661	$97,115	$295,046	$303,390
Homebuilding gross margin % (2)	20.2%	21.5%	19.7%	21.9%
Homebuilding gross margin % excluding inventory impairment (2)	20.2%	21.5%	20.1%	21.9%
Adjusted homebuilding gross margin % (2)	23.7%	24.5%	23.4%	24.6%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of homebuilding revenues.

Net Debt to Capital Ratio
Net debt to capital ratio is a non-GAAP financial measure used by management as a supplemental measure in understanding the leverage employed in the Company’s operations and as an indicator of its ability to obtain financing. The Company defines net debt to capital ratio as net debt (which is total debt minus cash and cash equivalents) divided by net debt plus total equity. Management believes that the presentation of net debt to capital ratio provides useful information to investors regarding the Company’s financial leverage and its ability to meet long-term obligations. By excluding cash and cash equivalents from total debt, the ratio offers a clearer view of the Company’s capital structure and financial flexibility. Management uses this metric to monitor the Company’s capital efficiency and to evaluate the effectiveness of its capital management strategies over time. Other companies may define this measure differently and, as a result, the Company’s measure of net debt to capital ratio may not be directly comparable to the measures of other companies.
The following table reconciles net debt to capital ratio to debt to capital ratio, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	September 30, 2026	December 31, 2025
Total debt (Notes payable)	$1,544,466	$1,656,803
Total equity	2,160,426	2,096,289
Total capital	$3,704,892	$3,753,092
Debt to capital ratio	41.7%	44.1%

Total debt (Notes payable)	$1,544,466	$1,656,803
Less: Cash and cash equivalents	69,437	61,247
Net debt	$1,475,029	$1,595,556
Total equity	2,160,426	2,096,289
Total net capital	$3,635,455	$3,691,845
Net debt to capital ratio (1)	40.6%	43.2%

(1) Net debt to capital ratio is calculated as net debt (which is total debt minus cash and cash equivalents) divided by net debt plus total equity.
CONTACT:     Joshua D. Fattor
Executive Vice President of Finance and Capital Markets
Head of Investor Relations
(281) 210-2586
investorrelations@lgihomes.com